A special meeting of each fund's shareholders was held on February 15, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	1,783,648,205.47	95.878
Withheld	76,673,364.95	4.122
TOTAL	1,860,321,570.42	100.000
Albert R. Gamper, Jr.
Affirmative	1,783,602,273.11	95.876
Withheld	76,719,297.31	4.124
TOTAL	1,860,321,570.42	100.000
Robert M. Gates
Affirmative	1,780,799,671.84	95.725
Withheld	79,521,898.58	4.275
TOTAL	1,860,321,570.42	100.000
George H. Heilmeier
Affirmative	1,782,114,911.05	95.796
Withheld	78,206,659.37	4.204
TOTAL	1,860,321,570.42	100.000
Edward C. Johnson 3d
Affirmative	1,780,378,374.71	95.703
Withheld	79,943,195.71	4.297
TOTAL	1,860,321,570.42	100.000
Stephen P. Jonas
Affirmative	1,783,149,266.81	95.852
Withheld	77,172,303.61	4.148
TOTAL	1,860,321,570.42	100.000
Marie L. Knowles
Affirmative	1,783,210,446.75	95.855
Withheld	77,111,123.67	4.145
TOTAL	1,860,321,570.42	100.000
Ned C. Lautenbach
Affirmative	1,782,160,361.68	95.799
Withheld	78,161,208.74	4.201
TOTAL	1,860,321,570.42	100.000
William O. McCoy
Affirmative	1,782,595,251.74	95.822
Withheld	77,726,318.68	4.178
TOTAL	1,860,321,570.42	100.000
Robert L. Reynolds
Affirmative	1,783,304,924.11	95.860
Withheld	77,016,646.31	4.140
TOTAL	1,860,321,570.42	100.000
Cornelia M. Small
Affirmative	1,783,962,741.50	95.895
Withheld	76,358,828.92	4.105
TOTAL	1,860,321,570.42	100.000
William S. Stavropoulos
Affirmative	1,781,789,355.24	95.779
Withheld	78,532,215.18	4.221
TOTAL	1,860,321,570.42	100.000
Kenneth L. Wolfe
Affirmative	1,783,473,214.99	95.869
Withheld	76,848,355.43	4.131
TOTAL	1,860,321,570.42	100.000
A Denotes trust-wide proposal and voting results.